Exhibit 99.1

INVESTOR & MEDIA RELATIONS
Rachel Carroll
ENER1, Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com

ENER1 REPORTS SECOND QUARTER RESULTS FOR 2010

ANNOUNCES TWO NEW COMMERCIAL CUSTOMERS: HYUNDAI HEAVY AND TORO

New York, NY (August 5, 2010) – ENER1, Inc. (NASDAQ: HEV), today announced financial results for its second quarter ended June 30, 2010.  Net sales were $16.1 million in the second quarter of 2010, an increase of 113% over net sales of $7.5 million in the second quarter of 2009.  Net sales were $27.0 million for the six months ended June 30, 2010, an increase of 72% over net sales of $15.7 million in the prior year six month period.  Net loss was $15.5 million in the second quarter of 2010 compared to $13.0 million in the 2009 second quarter.  Net loss was $31.0 million for the six months ended June 30, 2010 compared to $20.3 million for the six months ended June 30, 2009.  Basic and diluted net loss per share was $0.12 in the second quarter of 2010 compared to $0.11 in the second quarter of 2009.  Weighted basic and diluted shares outstanding were 131.8 million and 136.0 million in the second quarter of 2010 compared to 113.8 million and 113.9 million in the second quarter of 2009.

Today’s announcements:

-	Ener1 will be supplying battery packs to Hyundai Heavy Industries for EV bus systems

-	Ener1 entered into a supply agreement with Toro, to supply complete turnkey solutions

Second quarter highlights also include:

-	June 17, Ener1 signed a memorandum of understanding with the Federal Grid Company of Russia to develop energy storage systems

-	June 1, Ener1 received $65 million from its principal shareholder, Ener1 Group

-	May 27, Ener1 agreed to joint-ventures with Wanxiang, the largest auto parts supplier to the Chinese car industry; deal expected to close end of September, 2010

-	Automotive production battery pack shipments to THINK began with second quarter sales totaling $3.4 million; Ener1 currently shipping 100 packs a month

-	Small cell commercial battery business improved as sales increased $3.8 million over the prior year’s quarter

-	Year-to-date equipment expenditures were $54.6 million including $38.4 million in the second quarter

-	Ener1 received $24.5 million in grant proceeds from the US Department of Energy related to US plant expansion efforts

“This quarter was characterized by solid execution,” commented Ener1 Chairman and CEO Charles Gassenheimer. “Ener1 announced two customers in both the heavy-duty and industrial segments, and two strategic partnerships with game changing revenue potential in transportation and grid energy storage.  Ener1 also made considerable headway in ramping its manufacturing facilities in the US and Korea, and continued to ship commercial product to its launch customers in Europe.”

“The revenue from these launch customers provides visibility through phase one of Ener1’s manufacturing ramp to 11,000 EV packs, or 260MWh,” continued Gassenheimer. “This learning curve is essential in driving scale, reducing manufacturing costs and leveraging R&D spend by selling into new market opportunities.”

“Ener1’s credibility in the industry continues to attract high profile new customers and strategic partners,” said Gassenheimer.  “With cell capacity and commercial-ready product a scarce resource, Ener1 is focusing on programs where it can maximize the return on its capital investment.  Ener1 is more aggressively pursuing higher margin opportunities in light-duty fleets, heavy-duty buses, military and grid energy storage – target markets where we believe Ener1 also has an edge, either with proprietary cell and systems technology or working alongside strategic partners THINK and Wanxiang.”

“This past quarter Ener1 has made several new hires in key positions,” said Gassenheimer.  Bruce Curtis joins the company from First Solar, identifying a unique technology platform in Ener1 to address the global market opportunity for grid storage.  Given the urgent need for large-scale energy storage solutions in emerging economies around the world, Ener1 believes this could rapidly become a large contributor to the business in the immediate timeframe.”

Management will host a conference call this evening at 5:00 p.m. Eastern Daylight Savings Time to discuss the second quarter results and the company’s financial position and discuss important company announcements.  To participate in the audio call, please dial 888.713.4216 from within the United States, or 617.213.4868 from outside the United States.  The participant pass code is 22918250.

To view a short video of the Wanxiang signing ceremony, please access the Ener1 youtube page: http://www.youtube.com/user/ENER1inc.

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$9,934	$14,314
Restricted cash	3,850	3,668
Accounts receivable, net	11,906	6,350
Grant receivable	1,350	-
Inventories, net	17,342	10,415
Deferred financing costs, net	-	268
Prepaid expense and other	4,649	2,020
Total current assets	49,031	37,035

Property and equipment, net	105,946	52,903
Intangible assets, net	12,151	13,230
Investment in unconsolidated entity	41,750	19,177
Goodwill	49,863	51,019
Other	1,232	1,043
Total assets	$259,973	$174,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$28,353	$14,268
Deferred grant proceeds, current	292	-
Convertible line of credit, related party	-	10,516
Short-term borrowings	11,446	13,001
Capital lease obligations, current	2,776	2,372
Income taxes payable	317	329
Total current liabilities	43,184	40,486

Deferred grant proceeds, less current	25,349	-
Convertible line of credit, related party	18,107	-
Derivative liabilities	4,755	6,871
Financial instruments	3,969	-
Long-term borrowings	4,131	4,282
Other long-term liabilities	3,766	4,367
Deferred income tax liabilities	319	402
Total liabilities	103,580	56,408

Commitments and contingencies

Stockholders’ equity
Common stock	1,445	1,245
Paid in capital	523,099	451,592
Accumulated other comprehensive income	2,622	4,860
Accumulated deficit	(372,453)	(341,505)
Total Ener1, Inc. stockholders’ equity	154,713	116,192
Noncontrolling interests	1,680	1,807
Total stockholders’ equity	156,393	117,999
Total liabilities and stockholders’ equity	$259,973	$174,407

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$16,051	$7,537	$27,026	$15,729
Cost of sales	13,982	6,360	23,810	13,163
Gross profit	2,069	1,177	3,216	2,566

Operating expenses:
General and administrative	4,940	3,741	10,169	8,358
Research and development, net	10,958	7,452	20,824	13,714
Grant proceeds recognized	(41)	-	(69)	-
Depreciation and amortization	1,472	1,354	2,821	2,462
Total operating expenses	17,329	12,547	33,745	24,534

Loss from operations	(15,260)	(11,370)	(30,529)	(21,968)

Other income (expense)	(258)	(1,655)	(436)	1,711
Loss before income taxes	(15,518)	(13,025)	(30,965)	(20,257)
Income tax (benefit) expense	(6)	(35)	10	2
Net loss	(15,512)	(12,990)	(30,975)	(20,259)
Net income (loss) attributable to noncontrolling interests	99	(129)	(27)	(90)
Net loss attributable to Ener1, Inc.	$(15,611)	$(12,861)	$(30,948)	$(20,169)

Net loss per share attributable to Ener1, Inc.: basic	$(0.12)	$(0.11)	$(0.24)	$(0.18)
diluted	$(0.12)	$(0.11)	$(0.25)	$(0.20)

Weighted average shares outstanding basic	131,804	113,803	128,373	113,637
diluted	135,953	113,913	130,461	113,644

The above financial statements should be read in conjunction with the unaudited consolidated financial statements filed with our quarterly report on Form 10-Q.